Exhibit 99.1

Vicor Introduces A New Family of Quarter-Brick DC-DC Converters; ''VICBricks'' Utilize a PRM-VTM Chip-set in a Standard Quarter-Brick Package

    ANDOVER, Mass.--(BUSINESS WIRE)--Nov. 12, 2004--Vicor Corporation (NASDAQ: VICR) announced its first family of VICBricks, high performance DC-DC converters only a quarter-inch high that conform to industry-standard quarter-brick footprint and pin outs. VICBricks feature a V-I Chip-set, a Pre-Regulator Module (PRM) and a Voltage Transformation Module (VTM), surface mounted on a 1/4-brick interposer board. Fitting comfortably within the volume of the 1/4-brick format, the VICBrick's V-I Chip-set achieves unprecedented performance in power density, efficiency, transient responsiveness, low noise and cost.
    The VICBrick lets users begin to take advantage of V-I Chips while using the established through-hole DC-DC converter 1/4-brick format. This is a logical step to deploying the PRM/VTM Chip-set as SMD devices directly on the board, either next to each other or with the PRM factorized away from the prime real estate at the point-of-load. In that next step, OEMs can take full advantage of the flexibility, density, efficiency, speed and cost-effectiveness of V-I Chips to enable superior products.
    The D048C series of VICBricks operate from an input voltage of 36-75 Vdc and meet the basic insulation requirements of 2,250 Vdc input to output. The initial standard VICBrick outputs include 1.0, 1.2, 1.5 and 1.8 V at 80 A, 2.5 V at 60 A, 3.0 and 3.3 V at 45 A, and
5 V at 30 A. Output voltages can be easily trimmed up or down over a wide range. The 1.0 and 1.2 V units are rated at 100 A for up to 100 milliseconds. Double output pins are used for output currents over 50 A.
    Full load efficiencies range from 83% at 1.0 V to 93% at 5.0 V and operation is specified for up to 100 deg. C case temperature. Even with the speed limitations of the 1/4-brick format - interposer interconnect traces and pins that add impedance between the VTM and the load - the response of the VICBrick to a 50% step change in load is less than 100 microseconds. PRMs and VTMs may be surface mounted directly to system boards to support higher bandwidth applications with a total DC-DC converter current density of up to 50 A/sq. in. and with a mounting height of only 0.25 in.
    Pricing for the VICBricks is only $70.00 at 1,000 pieces. Pricing for the PRM/VTM SMD Chip-set is $60, also at 1,000 pieces. Production quantities are 8-10 weeks. For VICBrick data sheets and additional information on V-I Chips and Factorized Power Architecture, please visit the Vicor website at www.vicorpower.com. To order, contact Vicor Express at 800-735-6200 or e-mail vicorexp@vicr.com.

    This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "should," "plans," "expects," "anticipates," "believes," "is designed to," "continue," "estimate," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop new products cost-effectively and our ability to decrease manufacturing costs, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

    CONTACT: Vicor Corporation
             Technical Contact:
             Robert Marchetti, 978-749-3511
             Senior Product Marketing Manager
             bmarchetti@vicr.com
             or
             Editorial Contact:
             Iris Kimber, 978-749-3396
             Strategic Marketing Manager
             ikimber@vicr.com